FOURTH AMENDMENT TO KAMAN CORPORATION
POST-2004 DEFERRED COMPENSATION PLAN
THIS AMENDMENT is made by Kaman Corporation for the purpose of amending the Kaman Corporation Post-2004 Deferred Compensation Plan, effective July 1, 2016.
WITNESSETH:
WHEREAS, by written plan instrument effective January 1, 2005, Kaman Corporation (the "Corporation") adopted the Kaman Corporation Post-2004 Deferred Compensation Plan, as thereafter amended from time to time (the "Plan"); and
WHEREAS, the Corporation reserved the right to amend the Plan in Section 9.2 thereof; and
WHEREAS, the Corporation desires to amend the Plan, effective July 1, 2016, to modify the provisions of the Plan relating to crediting of earnings.
NOW, THEREFORE, the Plan is hereby amended in the following respects, effective July 1, 2016:
1. The title of Section 3 of the Plan is hereby changed to be "Deferral Commitments/Earnings or Losses".

2. Section 3.4 of the Plan is hereby amended in its entirety to read as follows:

"3.4 Earnings or Losses.

(a)	To the extent permitted by the Committee, Participants may allocate Deferral Amounts and other amounts credited to their Account Balances among a menu of investment options selected by the Committee. Account Balances shall be charged or credited with the net earnings, gains, losses and expenses, as well as any appreciation or depreciation in the market value of such investment options in accordance with procedures adopted by the Committee. A Participant's investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Corporation or any trustee of a trust described in Section 13 have any obligation to purchase actual securities as a result of a Participant's investment allocation. A Participant's investment allocation shall be used solely for purposes of adjusting the value of a Participant's Account Balances.

(b)	A Participant shall specify an investment allocation, and shall be permitted to change such allocation (both with respect to future credits and existing Account Balances) to the extent permitted by the Committee and in accordance with procedures established by the Committee. Allocations and changes shall become effective in accordance with procedures established by the Committee. If a Participant fails to make an investment allocation with respect to an Account, such Account shall be deemed to have been invested at the Crediting Rate. An Account Balance invested at the Crediting Rate shall be credited with earnings on a monthly basis.

(c)	Investment options shall be selected by the Committee, which shall, in its sole discretion, be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change. The menu of investment options shall include a fixed-rate option that credits interest at the Crediting Rate specified in Section 11.12. Any reference in this Plan to interest or interest crediting shall be treated as a reference to earnings or losses as described in this Section 3.4.

(d)	Notwithstanding any other provision of this Section 3.4, in the case of a Participant who commences payment of his Account Balance in the form of installment payments prior to the end of the 2016 Plan Year, the portion of such Participant's Account Balance that qualifies for a deemed investment under this Section 3.4 shall be limited to the Account Balance as of January 1, 2016, plus Credited Earnings on such balance for the entire 2016 Plan Year less the installments made or scheduled to be made during the 2016 Plan Year."

3. Section 4.4 of the Plan is hereby amended in its entirety to read as follows:

"4.4 Calculation of Monthly Distributions  If a Participant elects to receive distributions in the form of monthly installments, the amount of each monthly installment to be paid in the first Plan Year that includes the payment commencement date (as determined under Section 4.2) shall be calculated by dividing the Account Balance on such date by the total number of installments to be made.  In each subsequent Plan Year thereafter, equal monthly installments shall be made by dividing the Account Balance on the first business day of January of each subsequent Plan Year by the total number of remaining installments to be paid on such date.  The final installment shall include the balance remaining in the Participant's Account.  Earnings or losses shall continue to be credited in accordance with the provisions of Section 3.4 until the entire Account Balance has been distributed.  Notwithstanding anything to the contrary in this Section 4.4, a Participant who is receiving installment payments as of June 30, 2016 shall continue to receive the same monthly installment for the remainder of the 2016 Plan Year or, if earlier, until there is no remaining Account Balance."
4. Section 9.2 of the Plan is hereby amended in its entirety to read as follows:

"9.2 Amendment.  The Board may amend the Plan at any time, in whole or in part; provided, however, that no amendment shall be effective to (i) reduce a Participant's Account Balance in existence on the effective date of the amendment or the Corporation's obligation to fund or distribute such Account Balance in the event of a termination of the Plan, or (ii) reduce the Crediting Rate on any Account Balance existing on the effective date of the amendment.  A change in the time for determining the Crediting Rate and/or an election by a Participant to allocate all or a portion of his or her Account Balance to an investment option available under Section 3.4 of the Plan shall not be considered to be a reduction in the Crediting Rate.  In the event of a Change in Control, the additional restrictions on amendment set forth in Section 13.2 shall also apply.  The Board may delegate the authority to amend the Plan to a committee of the Board or to the Committee."

5. The phrase "of the sixth month following" shall be replaced with "following the sixth month after" where such phrase appears in Section 4.2, 5.3 and 7.

IN WITNESS WHEREOF, Kaman Corporation has caused this Fourth Amendment to be executed on its behalf by its duly authorized officer this 7th day of June 2016.

ATTEST:		KAMAN CORPORATION

/s/ Shawn Lisle	By:	/s/ Robert D. Starr
Shawn Lisle		Robert D. Starr
Senior Vice President and General Counsel		Executive Vice President and Chief Financial Officer